ALLEGION REPORTS FIRST-QUARTER 2021 FINANCIAL RESULTS,
RAISES FULL-YEAR 2021 OUTLOOK

•First-quarter 2021 net earnings per share (EPS) of $1.18, compared with 2020 EPS of $0.00; First-quarter 2021 adjusted EPS of $1.20, up 15.4 percent compared with 2020 adjusted EPS of $1.04
•First-quarter 2021 revenues of $694.3 million, up 2.9 percent compared to 2020 and up 0.5 percent on an organic basis
•First-quarter 2021 operating margin of 18.9 percent, compared with 2020 operating margin of 4.3 percent; Adjusted operating margin of 19.3 percent, up 30 basis points compared with 2020 adjusted operation margin of 19 percent
•Raising outlook for 2021 full-year revenue growth to a range of 3 to 4 percent on a reported basis and 2 to 3 percent organically
•Raising full-year 2021 EPS outlook to a range of $4.85 to $5.05 and adjusted EPS outlook to a range of $5.00 to $5.15

DUBLIN (April 22, 2021) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported first-quarter 2021 net revenues of $694.3 million and net earnings of $108 million, or $1.18 per share. Excluding charges related to restructuring, adjusted net earnings were $109.6 million, or $1.20 per share, up 15.4 percent when compared with first-quarter 2020 adjusted EPS of $1.04. Reported net earnings for first-quarter 2020 includes $1.01 per share for non-cash charges related to goodwill and intangible asset impairments related to our non-U.S. operations.

First-quarter 2021 net revenues increased 2.9 percent when compared to the prior-year period (up 0.5 percent on an organic basis). The organic revenue increase was driven by strength in the Americas residential and Allegion International businesses, offsetting continued softness in the Americas non-residential end markets. Reported revenues also reflect benefits from foreign currency that more than offset the impact of divestitures.

The Allegion Americas segment revenues decreased 2.6 percent (down 2.9 percent on an organic basis). The non-residential business was down, as expected, low-double digits percent and was partially offset by the residential business, which experienced low-twenties percent growth.

The Allegion International segment revenues increased 20.2 percent (up 11 percent on an organic basis), reflecting strong growth across all its major geographies and businesses. The organic growth was driven by continued recovery in end markets and includes the impact of lapping last year’s COVID-related shutdowns.

First-quarter 2021 operating income was $131.3 million, an increase of $102.4 million or 354.3 percent compared to 2020. First-quarter 2020 operating income includes $96.3 million in charges from goodwill and intangible asset impairments. Adjusted operating income in first-quarter 2021 was $134 million, an increase of $5.8 million or 4.5 percent compared to 2020.

First-quarter 2021 operating margin was 18.9 percent, compared with 4.3 percent in 2020. The adjusted operating margin in first-quarter 2021 was 19.3 percent, compared with 19 percent in 2020. The 30-basis-point increase in adjusted operating margin is attributable to volume leverage, cost control measures and continued benefits of restructuring actions in the Allegion International segment that offset non-residential weakness experienced in the Americas region.

“Allegion is off to a great start in 2021. We delivered solid top-line growth and margin expansion against a tough comparable from the first quarter of last year,” said David D. Petratis, Allegion chairman, president and CEO. “The Allegion International business has continued to rebound and meet increased demand, while the Americas residential business remained strong. I am also pleased with the margin expansion delivered as cost reduction and mitigation actions taken last year continue to provide benefits.”

Additional Items
Interest expense for first-quarter 2021 was $12.3 million, down from $12.9 million for first-quarter 2020.

Other income net for first-quarter 2021 was $3.5 million, compared to other expense net of $4 million in the same period of 2020. The year-over-year favorability was primarily due to unrealized investment gains in first-quarter 2021 compared to unrealized investment losses in 2020.

The company’s effective tax rate for first-quarter 2021 was 11.7 percent, compared with 95.8 percent in 2020. The higher effective tax rate in 2020 was driven by the unfavorable tax impact related to the goodwill and intangible asset impairment charges. The company’s adjusted effective tax rate for first-quarter 2021 was 12.3 percent, compared with 12.4 percent in 2020.

Cash Flow and Liquidity
Year-to-date available cash flow for 2021 was $105.5 million, an increase of $86.5 million versus the prior year. The year-over-year increase in available cash flow is due to improvements in net working capital, higher net earnings and lower capital expenditures. The company ended first-quarter 2021 with cash and cash equivalents of $394.3 million, as well as total debt of $1,429.9 million.

Share Repurchase and Dividends
During first-quarter 2021, the company repurchased approximately 1.3 million shares for approximately $149.7 million under its previously authorized share-repurchase program approved by the company's board of directors in February 2020. As announced on April 8, 2021, Allegion’s board of directors declared a quarterly dividend of $0.36 per ordinary share of the company. The dividend is payable June 30, 2021, to shareholders of record on June 16, 2021.

2021 Outlook
The company is raising its full-year 2021 revenue outlook and now expects reported revenue to increase 3 to 4 percent and organic revenue to be up 2 to 3 percent, when compared with 2020, after excluding the expected impacts of acquisitions, divestitures and foreign currency movements. The company expects organic growth in its Americas residential and Allegion International businesses, offset by continued headwinds in Americas non-residential.

The company is raising its full-year 2021 outlook for reported EPS to a range of $4.85 to $5.05 and raising adjusted EPS to a range of $5.00 to $5.15. Adjustments to 2021 EPS include estimated impacts of $0.10 to $0.15 per share for restructuring costs. The outlook includes incremental investment of approximately $0.10 to $0.15 per share; assumes a full-year adjusted effective tax rate of approximately 12.5 percent; and assumes an average diluted share count for the full year of approximately 91 million shares.

The company is also raising its outlook for full-year available cash flow to approximately $430 to $450 million.

“Global macroeconomic indicators and construction indices continue to improve, and I am increasingly optimistic on the economic recovery. The fundamentals of the business are strong, with demand improving throughout the quarter,” Petratis added. “Although we expect ongoing supply chain and inflationary pressures, we are confident we can continue to meet improving customer demand. Our strategic investments are serving us well and, we believe, will position us to emerge strong as the market migrates to seamless access solutions and as commercial and institutional projects move forward.”

Conference Call Information
On Thursday, April 22, 2021, David D. Petratis, chairman, president and CEO, and Patrick Shannon, senior vice president and chief financial officer, will conduct a conference call for analysts and investors, beginning at 8 a.m. ET, to review the company's results.

A real-time, listen-only webcast of the conference call will be broadcast live online. Individuals wishing to listen may access the call through the company's website at https://investor.allegion.com.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in seamless access, with leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion secures people and assets with a range of solutions for homes, businesses, schools and institutions. Allegion had $2.7 billion in revenue in 2020, and its security products are sold around the world.

For more, visit www.allegion.com.

Non-GAAP Measures
This news release also includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. The company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis, and adjusted EBITDA and adjusted EBITDA margin (both non-GAAP measures). The company presents these non-GAAP measures because management believes they provide useful perspective of the company’s underlying business results, trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures. Further information about the adjusted non-GAAP financial tables is attached to this news release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential impacts of the global COVID-19 pandemic, the company's 2021 financial performance, the company’s business plans and strategy, the company’s growth strategy, the company’s capital allocation strategy, the company’s tax planning strategies, and the performance of the markets in which the company operates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, dividends, share purchases, or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including those relating to any statements concerning expected development, performance, or market share relating to our products and services; any statements regarding future economic conditions or our performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on the company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond the company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended Dec. 31, 2020, Form 10-Q for the quarter ended March 31, 2021, and in its other SEC filings. The company undertakes no obligation to update these forward-looking statements.

ALLEGION PLC
Condensed and Consolidated Income Statements
(In millions, except per share data)

UNAUDITED

	Three months ended March 31,
	2021	2020

Net revenues	$694.3	$674.7
Cost of goods sold	396.9	381.6
Gross profit	297.4	293.1

Selling and administrative expenses	166.1	167.9
Impairment of goodwill and intangible assets	—	96.3
Operating income	131.3	28.9

Interest expense	12.3	12.9
Other (income) expense, net	(3.5)	4.0
Earnings before income taxes	122.5	12.0

Provision for income taxes	14.3	11.5
Net earnings	108.2	0.5

Less: Net earnings attributable to noncontrolling interests	0.2	0.1

Net earnings attributable to Allegion plc	$108.0	$0.4

Basic earnings per ordinary share
attributable to Allegion plc shareholders:	$1.19	$—

Diluted earnings per ordinary share
attributable to Allegion plc shareholders:	$1.18	$—

Shares outstanding - basic	90.7	92.7
Shares outstanding - diluted	91.2	93.3

ALLEGION PLC
Condensed and Consolidated Balance Sheets
(In millions)

UNAUDITED

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$394.3	$480.4
Accounts and notes receivables, net	312.6	321.8
Inventories	289.9	283.1
Other current assets	51.2	53.9
Assets held for sale	—	5.8
Total current assets	1,048.0	1,145.0
Property, plant and equipment, net	285.7	294.9
Goodwill	807.8	819.0
Intangible assets, net	467.4	487.1
Other noncurrent assets	339.0	323.4
Total assets	$2,947.9	$3,069.4

LIABILITIES AND EQUITY
Accounts payable	$209.8	$220.4
Accrued expenses and other current liabilities	295.7	293.7
Short-term borrowings and current maturities of long-term debt	0.1	0.2
Liabilities held for sale	—	7.2
Total current liabilities	505.6	521.5
Long-term debt	1,429.8	1,429.4
Other noncurrent liabilities	281.5	285.9
Equity	731.0	832.6
Total liabilities and equity	$2,947.9	$3,069.4

ALLEGION PLC
Condensed and Consolidated Statement of Cash Flows
(In millions)

UNAUDITED

	Three months ended March 31,
	2021	2020
Operating Activities
Net earnings	$108.2	$0.5
Depreciation and amortization	21.4	19.8
Impairment of goodwill and intangible assets	—	96.3
Changes in assets and liabilities and other non-cash items	(17.8)	(85.8)
Net cash provided by operating activities	111.8	30.8

Investing Activities
Capital expenditures	(6.3)	(11.8)
Other investing activities, net	1.7	(7.0)
Net cash used in investing activities	(4.6)	(18.8)

Financing Activities
Short-term borrowings, net	—	3.2
Dividends paid to ordinary shareholders	(32.5)	(29.0)
Repurchase of ordinary shares	(149.7)	(94.1)
Other financing activities, net	(5.0)	3.1
Net cash used in financing activities	(187.2)	(116.8)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6.1)	(5.2)
Net decrease in cash, cash equivalents and restricted cash	(86.1)	(110.0)
Cash, cash equivalents and restricted cash - beginning of period	480.4	358.7
Cash, cash equivalents and restricted cash - end of period	$394.3	$248.7

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(In millions)

	Three months ended March 31,
	2021	2020
Net revenues
Allegion Americas	$498.9	$512.1
Allegion International	195.4	162.6
Total net revenues	$694.3	$674.7

Operating income (loss)
Allegion Americas	$135.4	$146.6
Allegion International	15.4	(96.8)
Corporate unallocated	(19.5)	(20.9)
Total operating income	$131.3	$28.9

ALLEGION PLC	SCHEDULE 2

The Company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis, and adjusted EBITDA and adjusted EBITDA margin (both non-GAAP measures). The Company presents these non-GAAP measures because management believes they provide useful perspective of the Company’s underlying business results and trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related U.S. GAAP measures.

The Company defines the presented non-GAAP measures as follows:
•Adjustments to operating income, operating margin, net earnings, EPS and EBITDA include items such as goodwill, indefinite-lived trade name and other asset impairment charges, restructuring charges, acquisition and integration costs, debt refinancing costs and charges related to the divestiture of businesses;
•Organic revenue growth is defined as U.S. GAAP revenue growth excluding the impact of divestitures, acquisitions and currency effects; and
•Available cash flow is defined as U.S. GAAP net cash from operating activities less capital expenditures.

These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.

RECONCILIATION OF GAAP TO NON-GAAP NET EARNINGS

(In millions, except per share data)

	Three months ended March 31, 2021				Three months ended March 31, 2020
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$694.3	$—		$694.3	$674.7	$—		$674.7

Operating income	131.3	2.7	(1)	134.0	28.9	99.3	(1)	128.2
Operating margin	18.9%			19.3%	4.3%			19.0%

Earnings before income taxes	122.5	2.7	(2)	125.2	12.0	99.3	(2)	111.3
Provision for income taxes	14.3	1.1	(3)	15.4	11.5	2.3	(3)	13.8
Effective income tax rate	11.7%			12.3%	95.8%			12.4%
Net earnings	108.2	1.6		109.8	0.5	97.0		97.5

Noncontrolling interests	0.2	—		0.2	0.1	—		0.1

Net earnings attributable to Allegion plc	$108.0	$1.6		$109.6	$0.4	$97.0		$97.4

Diluted earnings per ordinary share attributable to
Allegion plc shareholders:	$1.18	$0.02		$1.20	$—	$1.04		$1.04

(1)Adjustments to operating income for the three months ended March 31, 2021, consist of $2.7 million of restructuring charges. Adjustments to operating income for the three months ended March 31, 2020, consist primarily of $96.3 million of goodwill and intangible asset impairment charges, as well as $3.0 million of restructuring charges and acquisition and integration expenses.
(2)Adjustments to earnings before income taxes for the three months ended March 31, 2021 and 2020, consist of the adjustments to operating income discussed above.
(3)Adjustments to the provision for income taxes for the three months ended March 31, 2021 and 2020, consist of $1.1 million and $2.3 million, respectively, of tax expense related to the excluded items discussed above.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION

(In millions)

	Three months ended March 31, 2021		Three months ended March 31, 2020
	As Reported	Margin	As Reported	Margin
Allegion Americas
Net revenues (GAAP)	$498.9		$512.1

Operating income (GAAP)	$135.4	27.1%	$146.6	28.6%
Restructuring charges	0.1	0.1%	—	—%
Adjusted operating income	135.5	27.2%	146.6	28.6%
Depreciation and amortization	8.8	1.7%	8.5	1.7%
Adjusted EBITDA	$144.3	28.9%	$155.1	30.3%

Allegion International
Net revenues (GAAP)	$195.4		$162.6

Operating income (loss) (GAAP)	$15.4	7.9%	$(96.8)	(59.5)%
Restructuring charges	2.6	1.3%	2.2	1.3%
Impairment of goodwill and intangible assets	—	—%	96.3	59.2%
Adjusted operating income	18.0	9.2%	1.7	1.0%
Depreciation and amortization	10.1	5.2%	9.3	5.8%
Adjusted EBITDA	$28.1	14.4%	$11.0	6.8%

Corporate
Operating loss (GAAP)	$(19.5)		$(20.9)
Acquisition and integration costs	—		0.8
Adjusted operating loss	(19.5)		(20.1)
Depreciation and amortization	1.1		1.1
Adjusted EBITDA	$(18.4)		$(19.0)

Total
Net revenues	$694.3		$674.7

Adjusted operating income	$134.0	19.3%	$128.2	19.0%
Depreciation and amortization	20.0	2.9%	18.9	2.8%
Adjusted EBITDA	$154.0	22.2%	$147.1	21.8%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET EARNINGS TO ADJUSTED EBITDA
(In millions)

	Three months ended March 31,
	2021	2020
Net cash provided by operating activities	$111.8	$30.8
Capital expenditures	(6.3)	(11.8)
Available cash flow	$105.5	$19.0

	Three months ended March 31,
	2021	2020
Net earnings (GAAP)	$108.2	$0.5
Provision for income taxes	14.3	11.5
Interest expense	12.3	12.9
Depreciation and amortization	20.0	18.9
EBITDA	154.8	43.8

Other (income) expense, net	(3.5)	4.0
Impairment of goodwill and intangible assets	—	96.3
Acquisition and integration costs and restructuring charges	2.7	3.0
Adjusted EBITDA	$154.0	$147.1

ALLEGION PLC	SCHEDULE 5

RECONCILIATION OF GAAP REVENUE GROWTH TO NON-GAAP ORGANIC REVENUE GROWTH BY REGION

	Three months ended March 31,
	2021	2020
Allegion Americas
Revenue growth (GAAP)	(2.6)%	7.7%
Divestitures	—%	0.4%
Currency translation effects	(0.3)%	0.1%
Organic growth (non-GAAP)	(2.9)%	8.2%

Allegion International
Revenue growth (GAAP)	20.2%	(9.5)%
Divestitures	1.5%	0.4%
Currency translation effects	(10.7)%	3.2%
Organic growth (non-GAAP)	11.0%	(5.9)%

Total
Revenue growth (GAAP)	2.9%	3.0%
Divestitures	0.4%	0.4%
Currency translation effects	(2.8)%	0.9%
Organic growth (non-GAAP)	0.5%	4.3%